Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Fulham Acquisition LLC (f/k/a Fulham Acquisition, Corp.).

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Fortune Brands, Inc. of our report dated February 20, 2006, with respect to the consolidated balance sheet of Fulham Acquisition, Corp. and subsidiaries as of December 31, 2005 and the related consolidated statements of operations, stockholder’s equity and cash flows for the period from July 26, 2005 to December 31, 2005, which report appears in the Form 10-K of Fortune Brands, Inc. dated February 28, 2007.

KPMG Audit Plc

Chartered Accountants

London, England

July 30, 2007